Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

Daiwa Capital Markets Europe Limited

5 King William Street

London EC4N 7DA

United Kingdom

Goldman Sachs International

Plumtree Court

25 Shoe Lane

London EC4A 4AU

United Kingdom

Nomura International plc

1 Angel Lane

London EC4R 3AB

United Kingdom